Exhibit 99.1
December 15, 2008
From the General Manager’s desk to the investors of Siouxland Ethanol:
I thought it would be a good time to give the owners of Siouxland Ethanol an update as to how your plant is doing, what the industry outlook is and where it appears to be headed in the short term.
As many of you already know, Siouxland Ethanol completed its first complete fiscal year on September 30, 2008. The plant has been able to consistently operate at or above the 50 million gallon annual rate which was the designed size of this facility. During FY2008, we produced approximately 53.3 million gallons of ethanol using approximately 19.3 million bushels of corn. We also produced approximately 43,000 tons of dry distillers grains with solubles and approximately 271,000 tons of modified wet distillers grains with solubles.
As of September 30, 2008, we had 30 full time employees and need 2 more to be fully staffed. We are proud of the work that everyone on staff has done to help contribute to a successful year of operations.
We are now using methane from the nearby Gill landfill, which is replacing approximately 10% of our natural gas usage. We anticipate this may increase in the future.
Siouxland Ethanol made a decision to invest in a corn oil removal system that has an estimated cost of $1,200,000. It should be commissioned in fiscal 2009 and is expected to add value to Siouxland Ethanol by diversifying sales.
Our fiscal year ended on September 30, 2008 and we are currently working with our auditors to complete the year end financial statements. Siouxland Ethanol is expecting net income to be approximately within the range of $6,800,000 to $7,100,000. The results will be included in our annual report that we file with the SEC and will be sent to the unit holders as provided in the Operating Agreement. They will also be available through the SEC link located on the company website at www.siouxlandethanol.com.
A tax report on Form K-1 will be issued to every unit holder for the fiscal year ended September 30, 2008. We expect taxable income in the range of $1,000 to $1,500 per unit. The difference in book income and taxable income is primarily due to the use of accelerated tax depreciation. In addition, unit holders should receive a tax credit because Siouxland Ethanol qualified for the “small producer’s tax credit” in 2008. It would appear that this credit will be just under $400 per unit. Consult with your tax advisor as to the potential affect this has on your tax situation.
On a positive note, we have made steady progress to reduce the Company’s debt. On September 30, 2007, we had loans outstanding of approximately $46 million compared to approximately $30 million as of September 30, 2008. We feel that reducing the Company’s debt service obligations will help weather difficult market conditions and save on interest costs.
We have had some calls recently as to whether or not investors will be receiving a distribution this year. It is important that you are aware that we have made a decision not to pay a distribution at this time. The Company is fully aware of the desire by its investors to receive a distribution; however, because of the current market conditions and a need to keep in good standing with our loan agreements, the choice was to make the company as financially sound as possible. Since the end of our fiscal year, we have operated with negative margins based on declining crude oil and ethanol prices. We are grinding higher priced corn, from corn contracts that were purchased on forward contracts. It is important that we preserve enough working capital to get through these challenging times and to be positioned to benefit when the profit margins improve.

As we look forward into the next year, margins will likely be smaller than the ethanol industry has enjoyed in recent years. There are a large number of items that affect margins. The three largest factors are ethanol prices, corn prices, and natural gas prices. We have seen an unprecedented swing this past year in the commodity prices for products we use and sell. We saw corn prices peak in midsummer at over $7.50 per bushel, and was projected by some to go significantly higher than that. We were fortunate that at that time we had some hedges in place to protect the up side in corn, and the ethanol price began to follow the price of corn. In addition, we saw natural gas prices go to levels that had not been seen for a long time. Natural gas is priced lower than in the recent past, due to large inventory supplies of natural gas. However, the market remains nervous going into the winter months as well as being influenced by the rest of the energy markets. Crude oil topped out at over $150 per barrel, which was supportive of ethanol pricing. Although corn prices have dropped dramatically, so have ethanol and crude oil prices. As a result, our margins have been negative since the end of our fiscal year and it has been extremely difficult to manage our margins due to these fluctuations in the prices of the products we use and sell.
These same factors are affecting the renewable fuels industry as a whole. At the time of this newsletter it is difficult to measure our industry’s capacity or actual production because there are a number of plants that were proposed to be built that have since stopped construction or never began construction. There are additional plants that were producing or were ready to produce that are currently shut down; some due to economic difficulties.
These are uncertain times in the renewable fuels industry, as it is in many areas of our economy. We are confident, however, that due to sound decisions made by the board of directors in cooperation with management, Siouxland Ethanol will be able to weather these economic uncertainties and be a profitable entity for its shareholders.
The long term goal has always been to do everything possible to make Siouxland Ethanol a profitable investment to its shareholders.
Chuck Hofland
General Manager